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                                                                    Exhibit 99.0

FOR IMMEDIATE RELEASE   CONTACT: Mattel, Inc.
November 10, 1999       News Media      Investor Relations
                        Glenn Bozarth   Jessica Fisher
                        310-252-3521    310-252-2703



                         MATTEL ANNOUNCES DEPARTURE OF
                        TWO LEARNING COMPANY EXECUTIVES
                             --------------------
                LUZURIAGA, BOYLAN AND HUDSON NAMED TO NEW POSTS
                             --------------------
                    SEARCH UNDERWAY FOR NEW DIVISION LEADER


LOS ANGELES, November 10 - Mattel, Inc. (NYSE:MAT) today announced that The Learning Company's chairman, Michael Perik, and its president, Kevin O'Leary, have left the company. A search has begun for a new head of Mattel Interactive, the division which includes all units of The Learning Company, Mattel Media and the company's Intel(R) Play(TM) venture.

     Mattel also said that Francesca Luzuriaga has been named chief operating officer of Mattel Interactive, responsible for finance, information technology and new business development. In addition, the company is promoting two software executives to oversee the growth of its rich portfolio of interactive brands. Amy Boylan will now become senior vice president-Entertainment, and Cindy Hudson will become senior vice president-Productivity/Learning. These three executives will report to Mattel Chairman and Chief Executive Officer Jill E. Barad while the company recruits a new leader for its interactive division.


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     Luzuriaga has been executive vice president-worldwide business planning and resources for Mattel since 1997. She joined the company as a senior planning specialist, and has served in a number of key positions during her 17 years with Mattel, including controller, treasurer and chief financial officer.

     Boylan joined Mattel as vice president-product development in 1998 from Microprose, where she was a vice president. She previously served as director of product development for Acclaim Entertainment, and began her career at SoftKey Software.

     Hudson joined The Learning Company's Mindscape unit in 1995 as vice president of the reference division, and was named executive vice president of its home division the following year. She also served for five years as a publisher for Ziff Davis Press, and worked for McGraw-Hill from 1983 to 1990.

     Mattel is a worldwide leader in the design, manufacture and marketing of family products. With headquarters in El Segundo, California, Mattel has offices and facilities in 36 countries and sells its products in more than 150 nations throughout the world.



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